EXHIBIT 23.3

CONSENT OF PORFIRIO CABALEIRO RODRIGUEZ

The undersigned hereby consents to the use of the reports listed below, and the information derived therefrom, as well as to the reference to his name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Ero Copper Corp., being filed with the United States Securities and Exchange Commission, and any amendments thereto.

1.	Technical Report on the MCSA Mining Complex entitled “2020 Updated Mineral Resources and Mineral Reserves Statements of Mineração Caraíba’s Vale do Curaçá Mineral Assets, Curaçá Valley”, dated January 14, 2021 with an effective date of October 1, 2020.

2.	Technical Report on the NX Gold Mine entitled “Mineral Resource and Mineral Reserve Estimate of the NX Gold Mine, Nova Xavantina”, dated January 8, 2021 with an effective date of September 30, 2020.

Yours truly,

/s/ Porfirio Cabaleiro Rodriguez
Porfirio Cabaleiro Rodriguez, FAIG
GE21 Consultoria Mineral Ltda.

Dated: May 10, 2022